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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF NEW VALLEY

         The following is a list of the active subsidiaries of New Valley as of March 23, 2001, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business.

         Name of Business (% ownership)            Jurisdiction of Incorporation
         ------------------------------            -----------------------------
         Ladenburg, Thalmann Group Inc. (100%)               Delaware
         Ladenburg, Thalmann & Co. Inc. (80.1%)              Delaware
         Thinkcorp Holding Corporation (72.7%)               Delaware
         BrookeMil Ltd. (100%)                               Cayman Islands
         ALKI Corp. (100%)                                   Delaware
         Western Realty Development LLC (99.0%)              Delaware

         Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.